FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL 2007 RESULTS

~ Fiscal 2007 Net Sales Growth of 18%; EPS of $1.30 ~
~ Fourth Fiscal Quarter Net Sales Increase of 28%; EPS of $0.33 ~
~ Introduces Fiscal 2008 EPS Guidance of $1.65 to $1.75 ~

          New York, New York (August 16, 2007) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for the fourth quarter and fiscal year ended June 30, 2007.

FOURTH QUARTER RESULTS

          Net sales increased 27.8% to $242.7 million for the three months ended June 30, 2007 from $189.9 million in the comparable period of the prior year. Net sales growth was due to increased sales of prestige fragrances to mass retail customers, primarily driven by sales of new fragrance brands, and higher sales in international markets. Excluding the favorable impact of foreign currency translation, net sales increased 26.1%.

          Net income for the three months ended June 30, 2007 was $9.9 million, or $0.34 per diluted share. This compares to a net loss in the same period last year of $1.0 million, or $0.04 per diluted share. Results for the current year period reflect an annual effective tax rate of 16.7%. Assuming the previously anticipated annual effective tax rate of 25.6%, earnings for the fourth fiscal quarter would have been $0.20 per diluted share. On a reported basis, net earnings for the fourth quarter of fiscal 2007 were $0.33 per diluted share, and the net loss for the prior year period was $0.07 per diluted share. Earnings for the current year period exclude restructuring charges of $0.01 per diluted share, and earnings for the prior year period exclude restructuring charges of $0.03 per diluted share.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "The trends that drove our business for most of fiscal 2007 continued into the fourth quarter. We finished the year with strong performance across all of our business units. In fiscal 2007, net sales of our North American fragrance business advanced by 23%, and net sales internationally grew by 12%. From a brand perspective, net sales of Elizabeth Arden branded skin care and color products, including PREVAGE™ anti-aging treatment, increased by 16%, and net sales of our fragrance brands grew by 19%."

          Mr. Beattie continued, "We expect these growth trends to continue into fiscal 2008. Our key focus will be on expanding operating margins, cash flow and return on invested capital, while we further grow our business and continue to invest in our brand portfolio. We expect a number of initiatives, particularly in our extended supply chain and logistics functions and enterprise information systems, to contribute to improved return on invested capital over the next several years. We are well underway in implementing a re-engineering of our supply chain and logistics business processes, which is expected to drive significant improvements in operating and financial metrics. These improvements are incorporated into our fiscal 2008 guidance, and are expected to more significantly impact our 2009 and 2010 performance."

          "In the near term, we are excited by our innovation calendar for fiscal 2008, including the Mariah Carey fragrance, M by Mariah Carey, which is launching globally in September. Mariah is the best-selling female recording artist of all time and appeals to a broad global demographic."

          "We also are looking forward to the continued performance of the Elizabeth Arden brand, the growth of our business in Asia Pacific and Europe, and the continued strength of our North American fragrance business."

FISCAL 2007 RESULTS

          For the fiscal year ended June 30, 2007, net sales rose 18.1% to $1,127.5 million from $954.6 million for the fiscal year ended June 30, 2006. Excluding the favorable impact of foreign currency translation, net sales increased 16.7%.

          Net income was $39.1 million, or $1.36 per diluted share. This compares to net income of $34.2 million, or $1.15 per diluted share, for the year-ago period. The results for the fiscal year ended June 30, 2007 reflect an effective tax rate of 16.7%. Assuming the previously anticipated effective tax rate of 25.6%, earnings would have been $1.21 per diluted share. The effective tax rate was lower than expected due to increased earnings contribution from the Company's international affiliates and the recognition of a tax benefit for net operating losses generated by certain international subsidiaries which are now expected to be utilized. The Company does not currently expect to incur significant cash tax payments until its fiscal year ending June 30, 2009. On a reported basis, net earnings for fiscal 2007 were $1.30 per diluted share, and net earnings for the prior year period were $1.10 per diluted share. The current year results exclude restructuring charges of $0.06 per diluted share. The year ago period results exclude debt extinguishment and restructuring charges of $0.05 per diluted share.

OUTLOOK

          For fiscal 2008, the Company expects net sales to increase by 5% to 7% and diluted earnings per share to be in the range of $1.65 to $1.75. The earnings guidance is based on a full fiscal year anticipated effective tax rate of approximately 25%.

          For the first half of fiscal 2008, the Company expects net sales to increase by 6% to 7% and diluted earnings per share to be in the range of $1.15 to $1.20. For the first quarter of fiscal 2008, the Company expects net sales to increase by 5% to 7%. First quarter net loss per share is expected to approximate $0.03 to $0.05, which reflects increased media spending for the Mariah Carey fragrance that is launching on a global basis in the first fiscal quarter, and the impact from the 53-week retail calendar in the U.S., which shifts certain of the Company's holiday shipments to the second fiscal quarter.

          The Company notes that it utilizes foreign currency hedges, which are reflected in its net sales guidance. The Company's guidance is based on a number of factors, including the anticipated success of its new product launches, the introduction of additional fragrance brands to its mass retail customers as planned and the expected improvement in operating performance, and excludes any restructuring charges.

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 4:30 p.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at http://www.elizabetharden.com/Corporate/calendar_of_events.asp. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site at www.elizabetharden.com until September 3, 2007.

Elizabeth Arden is a global prestige beauty products company. The Company's portfolio of brands includes the Elizabeth Arden fragrance brands: Red Door, Elizabeth Arden 5th Avenue, Elizabeth Arden green tea and Elizabeth Arden Mediterranean; the Elizabeth Taylor fragrance brands: White Diamonds and Elizabeth Taylor's Passion; the fragrance brands of Britney Spears: curious Britney Spears and fantasy Britney Spears; the Mariah Carey fragrance M by Mariah Carey; the Hilary Duff fragrance with Love...Hilary Duff; the Danielle Steel fragrance Danielle by Danielle Steel; the classic fragrances: Design, Giorgio Beverly Hills, Halston and Halston Z-14, White Shoulders and Wings; the men's fragrances: Daytona 500, GANT, Geoffrey Beene's Grey Flannel, the HUMMER™ Fragrance for Men and PS Fine Cologne for Men; and the designer fragrance brands of Alfred Sung, Badgley Mischka, Bob Mackie and Nanette Lepore; the Elizabeth Arden skin care lines, including Ceramide, Intervene and PREVAGE™ anti-aging treatment and the Elizabeth Arden color cosmetics line.

Company Contact:	Marcey Becker, Senior Vice President, Finance (203) 462-5809

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Net Sales	$242,675	$189,935	$1,127,476	$954,550
Cost of Sales	137,014	106,940	666,157	550,478

Gross Profit	105,661	82,995	461,319	404,072
Gross Profit Percentage	43.5%	43.7%	40.9%	42.3%

Selling, General and Administrative Expenses	85,099	75,281	362,795	313,706
Depreciation and Amortization	5,779	6,022	24,518	22,109

Total Operating Expenses	90,878	81,303	387,313	335,815

Interest Expense, Net	6,756	5,304	29,198	23,424
Debt Extinguishment Charge	--	--	--	758
Income (Loss) Before Income Taxes	8,027	(3,612)	44,808	44,075
(Benefit From) Provision for Income Taxes	(1,608)	(1,714)	7,474	11,281

Net Income (Loss)	$9,635	$(1,898)	$37,334	$32,794

As reported:
Basic Income (Loss) Per Share	$0.35	$(0.07)	$1.35	$1.15
Diluted Income (Loss) Per Share	$0.33	$(0.07)	$1.30	$1.10

Basic Shares	27,649	28,405	27,607	28,628
Diluted Shares	29,242	28,405	28,826	29,818

EBITDA (a)	$20,562	$7,714	$98,524	$89,608

Adjusted to exclude the effect of debt extinguishment and restructuring charges, net of taxes (b):
Net Income (Loss)	$9,876	$(1,026)	$39,078	$34,231

Basic Income (Loss) Per Share (c)	$0.36	$(0.04)	$1.42	$1.20
Diluted Income (Loss) Per Share (c)	$0.34	$(0.04)	$1.36	$1.15

Basic Shares	27,649	28,405	27,607	28,628
Diluted Shares	29,242	28,405	28,826	29,818

EBITDA (a)	$20,851	$8,887	$100,618	$91,539

(a)    EBITDA is defined as net income plus the provision for income taxes, plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures.

The following is a reconciliation of net income, as determined in accordance with GAAP, to EBITDA: (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

	Three Months Ended		Twelve Months Ended

(In thousands)	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Net income (loss)	$9,635	$(1,898)	$37,334	$32,794
Plus:
(Benefit from) provision for income taxes	(1,608)	(1,714)	7,474	11,281
Interest expense, net	6,756	5,304	29,198	23,424
Depreciation and amortization	5,779	6,022	24,518	22,109

EBITDA	20,652	7,714	98,524	89,608
Debt extinguishment charge	--	--	--	758
Restructuring charges	289	1,173	2,094	1,173

EBITDA adjusted to exclude debt extinguishment and restructuring charges	$20,851	$8,887	$100,618	$91,539

(b)   The following table reconciles the calculation of net income per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to the impact of debt extinguishment and restructuring charges. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the impact of debt extinguishment and restructuring charges. The presentation of the non-GAAP information titled "Net income per share as adjusted, before the effect of debt extinguishment and restructuring charges, net of taxes" is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended

	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

As reported:
Basic
Net income (loss) as reported	$9,635	$(1,898)	$37,334	$32,794

Weighted average shares outstanding as reported	27,649	28,405	27,607	28,628

Net income (loss) per basic share as reported	$0.35	$(0.07)	$1.35	$1.15

Diluted
Net income (loss) as reported	$9,635	$(1,898)	$37,334	$32,794

Weighted average shares and potential dilutive shares as reported	29,242	28,405	28,826	29,818

Net income (loss) per diluted share as reported	$0.33	$(0.07)	$1.30	$1.10

Adjusted to exclude the effect of debt extinguishment and restructuring charges, net of taxes

Basic
Net income (loss) as reported	$9,635	$(1,898)	$37,334	$32,794
Debt extinguishment charge, net of tax	--	--	--	564
Restructuring charges, net of tax	241	872	1,744	872

Net income (loss) as adjusted, before the effect of debt extinguishment and restructuring charges, net of taxes	$9,876	$(1,026)	$39,078	$34,230

Weighted average shares outstanding as reported	27,649	28,405	27,607	28,628

Net income (loss) per share as adjusted, before the effect of debt extinguishment and restructuring charges, net of taxes	$0.36	$(0.04)	$1.42	$1.20

Diluted
Net income (loss) as reported	$9,635	$(1,898)	$37,334	$32,794
Debt extinguishment charge, net of tax	--	--	--	564
Restructuring charges, net of tax	241	872	1,744	872

Net income (loss) as adjusted, before the effect of debt extinguishment and restructuring charges, net of taxes	$9,876	$(1,026)	$39,078	$34,230

Weighted average shares outstanding as reported	29,242	28,405	28,826	29,818

Net income (loss) per diluted share as adjusted, before the effect of debt extinguishment and restructuring charges, net of taxes	$0.34	$(0.04)	$1.36	$1.15

(c)   The following table reconciles net income and net income per share on a basic and diluted basis, as reported in accordance with GAAP, to such amounts after giving effect to the change in the Company's effective tax rate from the effective tax rate that was previously anticipated by the Company, but before giving effect to the impact of debt extinguishment and restructuring charges. Net income and basic and diluted net income per share for the three months and fiscal year ended June 30, 2007, as reported, reflect an annual effective tax rate of 16.7%. The adjusted net income and basic and diluted net income per share amounts shown below reflect an annual effective tax rate of 25.6%. The disclosure below is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance without regard to the impact of the significant reduction in the Company's effective tax rate for the three months and fiscal year ended June 30, 2007, that resulted primarily from the recognition of a tax benefit for net operating losses generated by certain international subsidiaries which are now expected to be utilized. This information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

(in thousands, except per share data)	Three Months Ended	Twelve Months Ended
	June 30, 2007	June 30, 2007

Basic
Net income (loss) as reported	$9,635	$37,334
Debt extinguishment charge, net of tax	--	--
Restructuring charges, net of tax	215	1,558
Impact of change in effective tax rate	(3,994)	(3,996)

Net income (loss) as adjusted, before the effect of debt extinguishment and restructuring charges, net of taxes	$5,856	$34,896

Weighted average shares outstanding as reported	27,649	27,607

Net income (loss) per share as adjusted, before the effect of debt extinguishment and restructuring charges, net of taxes	$0.21	$1.26

Diluted
Net income (loss) as reported	$9,635	$37,334
Debt extinguishment charge, net of tax	--	--
Restructuring charges, net of tax	215	1,558
Impact of change in effective tax rate	(3,994)	(3,996)

Net income (loss) as adjusted, before the effect of debt extinguishment and restructuring charges, net of taxes	$5,856	$34,896

Weighted average shares outstanding as reported	29,242	28,826

Net income (loss) per diluted share as adjusted, before the effect of debt extinguishment and restructuring charges, net of taxes	$0.20	$1.21

CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	June 30, 2007	June 30, 2006

Cash	$30,287	$28,466
Accounts Receivable, Net	214,972	181,080
Inventories	380,232	269,270
Property and Equipment, Net	42,471	34,681
Exclusive Brand Licenses, Trademarks and Intangibles, Net	224,611	201,534
Total Assets	939,175	759,903
Short-Term Debt	97,640	40,000
Current Portion of Long-Term Debt	1,125	563
Current Liabilities	367,428	234,978
Long-Term Liabilities	250,820	247,078
Total Debt	323,295	265,951
Shareholders' Equity	320,927	277,847
Working Capital	298,165	280,942

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance regarding net sales and earnings. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices;

*	our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers;
*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact consumer confidence and demand;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope of, our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*	risks of international operations, including foreign currency fluctuations, economic and political consequences of terrorist attacks, and political instability in certain regions of the world;
*

our ability to implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, to successfully and cost-effectively integrate acquired businesses or new brands, and to finance our growth strategy and our working capital requirements;

*	our level of indebtedness, debt service obligations and restrictive covenants in our revolving credit facility and the indenture for our 7 3/4% senior subordinated notes;
*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards or critical accounting estimates; and

*	other unanticipated risks and uncertainties

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2006.